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Filed pursuant to Rule 424(b)(5)
Registration No. 333-60392

PROSPECTUS SUPPLEMENT
(To prospectus dated January 30, 2002)

$150,000,000

Senior Housing Properties Trust

7 7/8% Senior Notes Due 2015

Company

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We are a real estate investment trust, or REIT, which invests in senior housing properties, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

Use of Proceeds

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We expect to apply the net proceeds from this offering to repay amounts outstanding under our revolving bank credit facility and the remainder for general business purposes.

Notes

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We are offering $150,000,000 aggregate principal amount of our 7 7/8% senior notes due 2015.
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Interest on the notes will be payable semi-annually on April 15 and October 15 each year, beginning October 15, 2003.
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We may redeem the notes, in whole or in part, at any time on or after April 15, 2008, at a redemption price equal to 100% of the principal amount thereof plus any premium, as described in this prospectus supplement, plus accrued and unpaid interest. In addition, we may redeem up to 35% of the notes prior to April 15, 2006, with the net cash proceeds from qualified equity offerings.
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There is no sinking fund.
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The notes are Senior Housing Properties Trust's senior unsecured obligations and will rank equally with all of its other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness.
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The notes will not be listed on any national securities exchange or traded on the Nasdaq system.

Investment in our notes involves risks. You should read carefully the entire prospectus and this prospectus supplement, including the section entitled "Risk factors" that begins on page S-8 of this prospectus supplement.

The underwriter has agreed to purchase the notes from Senior Housing Properties Trust at 97.621% of their principal amount for total net proceeds to Senior Housing Properties Trust of approximately $146.4 million, before deducting expenses. The underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about April 21, 2003.

UBS Warburg

The date of this prospectus supplement is April 11, 2003.

In this prospectus supplement, the terms "SNH", "Senior Housing", "we", "us", and "our" include Senior Housing Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to "notes" mean the 7 7/8% senior notes due 2015 offered hereby.

You should rely only on the information contained or incorporated in this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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Prospectus supplement summary

This summary may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus. You should also read the documents referred to in "Documents incorporated by reference".

OUR COMPANY

We are a real estate investment trust (REIT) which invests in senior housing properties, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes. As of April 11, 2003, we had investments in 142 properties located in 31 states with a book value before depreciation of $1.3 billion. Eighty-three percent of our rents come from senior housing properties which derive a majority of their revenues from private pay residents and are not dependent upon government Medicare and Medicaid programs. Our current annual rent from our investments totals $129.5 million and is divided by tenant as shown in the following chart (dollars in thousands):

OUR CAPITAL STRUCTURE

The following table presents our capitalization as of December 31, 2002, and as adjusted for our financing of the February 2003 transaction described in "Recent Developments", by borrowing under our revolving bank credit facility, this offering and the use of the proceeds from this offering to repay amounts outstanding under our revolving credit facility (dollars in thousands):

	December 31, 2002
	Actual	Percentage of Total	As Adjusted	Percentage of Total
Unsecured revolver	$81,000	7%	$—	—%
Unsecured senior notes due 2012, net of discount	243,746	21%	243,746	20%
Unsecured senior notes due 2015, net of discount	—	—%	149,709	12%
Secured debt and capital leases	32,618	3%	32,618	3%

Total debt	$357,364	31%	$426,073	35%

Trust preferred securities	$27,394	3%	$27,394	2%

Shareholders' equity	$752,326	66%	$752,326	63%

RECENT DEVELOPMENTS

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On February 28, 2003, we completed a transaction with Alterra Healthcare Corporation as follows:

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  We purchased from Alterra 18 assisted living facilities with 894 living units located in ten states. The purchase price of $61.0 million was paid in cash drawn under our revolving bank credit facility. Simultaneously with this purchase, we leased these properties to a subsidiary of Alterra for an initial term through 2017, plus renewal options. The rent payable to us under this lease is $7.0 million per year plus increases starting in 2004 based upon increases in the gross revenues at the leased properties.

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  We provided mortgage financing to Alterra for six assisted living facilities with 202 living units located in two states. The amount of this mortgage loan was $6.9 million. The interest rate is 8% per year. The maturity of this loan is June 30, 2004, but we expect it to be prepaid as Alterra sells the mortgaged properties.

      As of April 11, 2003, Alterra sold one of the six mortgaged properties and the sales proceeds of approximately $850,000 were paid to us and applied as a reduction of the mortgage loan balance. Alterra filed for bankruptcy reorganization in January 2003 and is currently operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. Our investment in properties leased and mortgaged by Alterra was intended to help fund Alterra's reorganization. The Alterra Bankruptcy Court approved the terms of our investment with Alterra, and that approval included a decision that payments due to us under this lease and mortgage are accorded priority status under the Bankruptcy Code. See "Risk factors" for further discussion.

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On March 19, 2003, the SEC filed a complaint against HEALTHSOUTH, alleging that HEALTHSOUTH and certain of its officers committed fraud and violated various securities laws by overstating their historical earnings and assets. In March 2003, HEALTHSOUTH was notified of defaults under its bank credit facility, and in April 2003, HEALTHSOUTH defaulted on some of its public debt securities. The rent due to us from HEALTHSOUTH on April 1, 2003, was paid to us on April 3, 2003, within the grace period allowed. At this time, we do not have sufficient information about the SEC allegations against HEALTHSOUTH or HEALTHSOUTH's defaults to know what impact they may have on our lease. See "Risk factors" for further discussion.

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On March 28, 2003, Marriott International, Inc. sold Marriott Senior Living Services, Inc., or MSLS, to Sunrise Assisted Living, Inc. As discussed more fully in our 2002 Annual Report on Form 10-K, we and Five Star Quality Care, Inc., or Five Star, are jointly involved in litigation with Marriott International and MSLS, the operator of 31 of the senior living communities which we leased to Five Star beginning in 2002. See "Risk factors" for further discussion.

ORGANIZATION AND PRINCIPAL PLACE OF BUSINESS

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

Summary historical consolidated financial data

Set forth below is selected financial data for the periods and dates indicated. Year to year comparisons are impacted by property acquisitions during historical periods. This data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in our 2002 Annual Report on Form 10-K. Dollar amounts are in thousands.

	Year Ended December 31,
Income Statement Data:	2002		2001		2000

Total revenues(1)	$122,297		$274,644		$75,632
Income from continuing operations(2)	52,013		18,021		31,208
Net income(2)(3)	50,184		17,018		58,437
Other Data:
Ratio of earnings to fixed charges	2.7	x	3.3	x	4.8	x
Cash flow provided by operating activities	$99,111		$17,404		$31,023
Cash flow (used in) provided by investing activities	(621,669)		(25,834)		94,348
Cash flow provided by (used in) financing activities	179,186		352,763		(141,947)
EBITDA(4):
Income from continuing operations(2)	52,013		18,021		31,208
Plus: Interest expense	27,399		5,879		15,366
Depreciation expense	31,596		19,351		20,064
Distributions on trust preferred securities	2,811		1,455		—

EBITDA(2)	$113,819		$44,706		$66,638

Number of properties, at end of year	119		83		86
	At December 31,
Balance Sheet Data:	2002	2001	2000

Real estate properties, at cost, net of impairments	$1,238,487	$593,199	$593,395
Total assets	1,158,200	867,303	530,573
Total indebtedness	357,364	252,707	97,000
Total shareholders' equity	752,326	574,624	422,310

(1)
Includes patient revenues from facilities' operations in 2001. Includes a gain on foreclosures and lease terminations of $7.1 million in 2000.
(2)
Includes $4.2 million of non-recurring general and administrative expenses related to foreclosures and lease terminations and Five Star spin-off costs of $3.7 million in 2001, and a gain on foreclosures and lease terminations of $7.1 million and $3.5 million of non-recurring general and administrative expenses related to foreclosures and lease terminations in 2000.
(3)
Includes a gain on sale of properties of $27.4 million in 2000.
(4)
We understand that some investors, lenders and others consider EBITDA to be useful in analyzing the operating performance of a company and its ability to service debt. EBITDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with generally accepted accounting principles and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for our discretionary use.

The offering

Issuer	Senior Housing Properties Trust.
Securities offered	$150,000,000 aggregate principal amount of 7 7/8% senior notes due 2015.
Maturity	April 15, 2015.
Interest rate	7 7/8% per annum.
Interest payment dates	Semi-annually on April 15 and October 15 of each year, commencing October 15, 2003.
Ranking	The notes will be senior unsecured obligations and will rank equally with all of our future unsecured senior indebtedness.
The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries, including guarantees by our subsidiaries of borrowings under our revolving bank credit facility. The notes will also be effectively subordinated to our existing and future secured indebtedness.
The notes will be senior to our trust preferred obligations.
Optional redemption	We may redeem the notes, in whole or in part, at any time on or after April 15, 2008, at a redemption price equal to 100% of the principal amount thereof plus any premium, as described in this prospectus supplement, plus accrued and unpaid interest. Prior to April 15, 2006, we may redeem up to 35% of the notes with the net cash proceeds of qualified equity offerings. For more information, see "Description of notes—Optional redemption".
Change of Control	Under some conditions involving a Change of Control, we are required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued interest.
Certain covenants	The notes indenture contains various covenants, including the following:
• We will not be able to incur additional Debt if the aggregate principal amount of our outstanding Debt is greater than 60% of Adjusted Total Assets.
• We will not be able to incur additional Debt if the aggregate principal amount of our outstanding Secured Debt is greater than 40% of Adjusted Total Assets.
• We will not be able to incur additional Debt unless our Consolidated Income Available for Debt Service is at least 2.0 times our Annual Debt Service.
• We will maintain Total Unencumbered Assets of at least 1.5 times our Unsecured Debt.
These covenants are complex and are described in more detail at "Description of notes—Certain covenants".

Sinking fund	The notes are not entitled to any sinking fund payments.
Form and denomination	The notes will be initially issued in book-entry form only. Notes issued in book-entry form will be evidenced by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company (with respect to its participants) and its participants (with respect to beneficial owners). Except in limited circumstances, notes issued in book-entry form will not be exchangeable for notes issued in registered certificated form.
Trustee, registrar and paying agent	U.S. Bank National Association.
Use of proceeds	To repay borrowings under our revolving bank credit facility and for general business purposes.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995 and federal securities laws. Forward looking statements contained or incorporated by reference in this prospectus supplement include, but are not limited to, references to:

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our tenants' ability to pay our rents;

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our ability to purchase additional properties;

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our ability to pay interest and principal payments on our debt;

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our ability to make distributions on our shares;

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our policies and plans regarding investments, financings and other matters;

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our tax status as a real estate investment trust;

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our ability to appropriately balance the use of debt and equity;

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our ability to access capital markets or other sources of funds; and

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our litigation with Marriott International.

Also, whenever we use words such as "believe", "expect", "anticipate", "intend", "plan", "estimate" or similar expressions, we are making forward looking statements. Actual results may differ materially from those contained in or implied by the forward looking statements as a result of various factors. Such factors include, without limitation:

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the impact of changes in the economy and the capital markets (including prevailing interest rates) on us and our tenants,

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compliance with and changes to regulations and payment policies within the real estate, senior housing and healthcare industries,

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changes in financing terms,

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competition within the real estate, senior housing and healthcare industries, and

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changes in federal, state and local legislation.

For example, our tenants may experience losses and become unable to pay our rents and we may be unable to identify properties which we want to buy or to negotiate acceptable purchase prices or lease terms for new properties. These unexpected results could occur due to many different circumstances, some of which, such as changes in our tenants' costs or their revenues including Medicare and Medicaid revenues or changes in the capital markets or the economy generally, are beyond our control. Similarly, the fact that a Maryland court has issued a preliminary order which permits or prohibits actions by Marriott International, us and Five Star may imply that the final outcome of this case will also permit or prohibit those actions. However, after further hearings, the Maryland court may revoke the prior order or issue a new and different order. Also, our assertions that Marriott International has improperly allocated charges to the Marriott International communities, improperly profited from sales by Marriott International affiliates to those communities or made untimely payments to Five Star are being disputed by Marriott International. Discovery during lawsuits or decisions by courts may result in different and contrary conclusions. Further, we currently expect Five Star could assume the operations of our 31 senior living communities which are managed by MSLS and that this change in operations would not result in an interruption in the rent paid by Five Star to us for these communities. However, MSLS is disputing the termination of its management contracts and may refuse to cooperate in the transition of these operations, and such actions may cause financial losses to Five

Star which make it impossible for Five Star to continue to pay rent due us. Marriott International has transferred the operations of the 31 senior living communities to Sunrise; we are unable to predict what effect this transfer may have upon Five Star's ability to pay our rent for these communities. The pending litigation could be expensive and might have unexpected outcomes.

Forward looking statements are only expressions of our present expectations and intentions. Forward looking statements are not guaranteed to occur, and they may not occur. You should not place undue reliance upon forward looking statements.

The information contained in "Risk factors" and in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference, including the information contained in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", identifies other important factors that could cause such differences.

Risk factors

An investment in the notes involves various risks. Investors should carefully consider the following risks, the information contained under "Warning Concerning Forward Looking Statements", as well as the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference.

RISK FACTORS RELATING TO OUR COMPANY

Financial or other difficulties at Five Star, our largest tenant, could adversely affect us.

Five Star is our largest tenant, responsible for $76 million, or 59%, of our annual rent. Five Star, formed by us in April 2000 and spun-off to our shareholders on December 31, 2001, has a limited operating history and generated a net loss of $13 million during 2002. Five Star may continue to generate losses, or may be unable to effectively operate its facilities or execute its business plans. At December 31, 2002, Five Star had a cash balance of $10 million, an unused working capital line of credit for $12.5 million and unencumbered real estate which it had purchased for $43 million. Although we believe Five Star has adequate liquidity to support its current business plan, Five Star has limited resources.

Five Star's business is subject to a number of risks, including without limitation the following:

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Risks associated with Sunrise's management of 31 of our properties leased by Five Star;

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The risk of reductions in Medicare or Medicaid reimbursement, which accounted for 39% of Five Star's total revenues in 2002, or a failure of reimbursement to match increasing costs;

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Increases in insurance costs, which have in the past negatively impacted Five Star's operating results and which may adversely impact its future results; and

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The uncertainty and expense of the litigation with Marriott International and MSLS.

If Five Star's operations decline, Five Star may not have adequate financial resources to satisfy its rent obligations to us.

The sale of MSLS to Sunrise may have adverse consequences to us and Five Star.

On March 28, 2003, Marriott International sold its senior living subsidiary, MSLS, to Sunrise. MSLS leases 14 properties from us which generate 24% of our current rent. Marriott International has guaranteed this lease and in the absence of our agreement, we do not expect that Marriott International's guaranty obligations will be released. MSLS also manages 31 senior living facilities which we lease to Five Star and which generate 49% of our annual rent. Marriott International does not guaranty this lease. If Sunrise is unable to successfully operate these facilities, the financial results of Five Star may decline, which may adversely affect its ability to pay our rent. Regardless of the results, Five Star remains liable for the lease payments for these 31 facilities.

Our litigation with Marriott and MSLS is ongoing and its outcome is uncertain.

As described in our 2002 Annual Report on Form 10-K, we and Five Star are involved in litigation with Marriott International and MSLS.

In January 2002 we purchased 31 senior living communities from Crestline Capital Corp. and leased them to Five Star. MSLS manages these properties pursuant to management contracts with Five Star and us. Shortly after Five Star began to lease these communities, Five Star began to question financial and operations management provided by MSLS and Marriott International.

On November 27, 2002, Marriott International and MSLS sued us in the Circuit Court for Montgomery County, Maryland seeking a declaration that Marriott International and MSLS had not breached the management contracts, or, if they have breached, that such breach(es) is (are) not sufficiently material to permit termination of the management contracts. We and Five Star have answered that there have been material breaches sufficient to terminate the management contracts and have counter-claimed for money damages. A preliminary injunction was issued in this case on January 8, 2003, upon Marriott International's and MSLS's request, which prohibits us from terminating the management contracts until completion of the trial.

Also on November 27, 2002, we and Five Star sued Marriott International and MSLS in the Superior Court for Middlesex County, Massachusetts. On January 27, 2003, we and Five Star filed an amended complaint, seeking, among other things, a declaration that we and Five Star may terminate the management agreements in the event of a sale of MSLS by Marriott International. In December 2002, our and Five Star's request for a preliminary injunction to prevent the sale of MSLS until the trial was denied. On December 30, 2002, Marriott International announced that it had entered an agreement to sell MSLS to Sunrise. On February 21, 2003, there was a hearing on our and Five Star's request for a preliminary determination of the rights of the parties upon completion of the proposed sale to Sunrise as well as on a motion by Marriott International and MSLS to dismiss the amended complaint. On March 4, 2003, the Massachusetts court granted the motion to dismiss. We and Five Star have appealed the Massachusetts court decision.

We believe that Marriott International and MSLS have materially breached the management agreements. We also believe that the management agreements may be terminated. However, the factual and legal issues involved in this litigation are complex and the final outcome of this litigation cannot be predicted. Also, this litigation is likely to be expensive to conduct and the total amount of this expense cannot be estimated at this time.

HEALTHSOUTH may be unable to pay us rent.

We lease two hospitals to HEALTHSOUTH for annual rent of $8.7 million, or 7%, of our annual rent. On March 19, 2003, the SEC commenced litigation alleging that HEALTHSOUTH and some of its officers committed fraud and violated various securities laws by overstating historical earnings and assets. In March 2003, HEALTHSOUTH was notified of defaults under its bank credit facility, and in April 2003, HEALTHSOUTH defaulted on some of its public debt securities. The rent due to us from HEALTHSOUTH on April 1, 2003, was paid to us on April 3, 2003, within the grace period allowed. We do not know if HEALTHSOUTH will file for bankruptcy or if it will continue to pay our rent. Also, if HEALTHSOUTH's legal and financial problems cause our hospitals' operations to be disrupted, the value of our hospitals may decline and the rent we might charge a substitute tenant may be less than the rent we now charge HEALTHSOUTH.

The operations of some of our facilities are dependent upon payments from the Medicare and Medicaid programs.

Seventeen percent of our annual rents come from properties where a substantial majority of the operating revenues are received from the Medicare and Medicaid programs. Since 1998, a Medicare prospective payment system has generally lowered Medicare rates paid to senior living properties. In October 2002, temporary increases in Medicare payment rates expired. In addition, some of the states in which our tenants operate have reduced or are expected to reduce Medicaid funding to address state budget shortfalls. If Medicare and Medicaid rates are reduced from current levels or if rate increases are less than increases in our tenants' operating costs, it could have a material adverse effect on the ability of some of our tenants to pay our rent.

Healthcare operations are subject to litigation risks and increasing insurance costs.

There are various federal and state laws prohibiting fraud by health care providers, including criminal provisions that prohibit filing false claims for Medicare and Medicaid payments and laws that govern patient referrals. The state and federal governments seem to be devoting increasing resources to anti-fraud initiatives against health care providers. In some states, advocacy groups have been created to monitor the quality of care at senior housing facilities and these groups have brought litigation against operators. Also, in several instances, private litigation by nursing home patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of nursing homes and other senior housing facilities continues. Continued cost increases could adversely affect our tenants' ability to pay rent to us.

Two of our tenants are in bankruptcy.

One of our nursing homes is currently leased to a tenant that is in bankruptcy. This lease provides us annual rent of $1.2 million. Although this tenant is paying rent to us, it may cease to do so in the future or may otherwise exercise rights available pursuant to the United States Bankruptcy Code. Also, because of the financial difficulties facing the nursing home industry generally, some of our other nursing home tenants may file for bankruptcy or stop paying their rent to us.

In addition, we own 18 properties and have provided mortgage financing for five other properties to Alterra Healthcare Corporation, which is in bankruptcy. This lease and mortgage provide us annual rent and interest income of $7.5 million, or 5% of our annual rent. This lease and mortgage were entered to assist Alterra in its reorganization and the transaction was approved by the bankruptcy court with all rent and interest due to us under the lease and mortgage given priority status by the bankruptcy court. If Alterra is unable to successfully complete its plan of reorganization, we cannot be assured our rent or mortgage interest will be paid.

Our facilities and their operations are subject to complex regulations.

Physical characteristics of senior housing facilities are mandated by various governmental authorities. Changes in these regulations may require significant expenditures. Our triple net leases require our tenants to maintain our facilities in compliance with applicable laws and we generally try to monitor their compliance activities. However, if our tenants suffer financial distress, maintenance of our facilities may be neglected. Our available financial resources or those of our tenants may be insufficient to fund additional expenditures required to keep these facilities operating in accordance with regulations, and if we fund these expenditures, our tenants' financial resources may be insufficient to meet increased rental obligations to us.

State licensing and Medicare and Medicaid laws also require our tenants who operate nursing homes and assisted living facilities to comply with extensive standards governing operations. Federal and state agencies administering these laws regularly inspect such facilities and investigate complaints. When deficiencies are identified, sanctions and remedies such as denials of payment for new Medicare and Medicaid admissions, civil money penalties, state oversight and loss of Medicare and Medicaid participation or licensure may be imposed. Our tenants and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on facilities operated by them. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed, and if imposed, may adversely affect our tenants' ability to pay rent to us.

We may be unable to access the capital necessary to grow.

To retain our status as a REIT, we are required to distribute 90% of our taxable income to shareholders and we generally cannot use income from operations to fund our growth. Accordingly, our growth strategy depends, in part, upon our ability to raise additional capital at reasonable costs to fund new investments. We believe we will be able to raise additional debt and equity capital at reasonable costs to refinance the debt we assume or incur at or prior to its maturity and to invest at yields which exceed our cost of capital. However, our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Our growth strategy is not assured and it may fail.

The notes being sold in this offering are being offered under a shelf registration statement that we have filed with the SEC. Following this offering, we will have approximately $1.6 billion of debt, equity and other securities available for issuance under this shelf registration statement. We believe the availability of this shelf registration statement will allow us to access the capital markets quickly, should the need arise; however, we cannot assure you that we will be able to access the capital markets.

Acquisitions that we make may not be successful.

Our business strategy contemplates acquisitions of senior housing properties. We cannot assure you that acquisitions we make will prove to be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities. We may be unable to make new investments because of competition from other REITs or investors, or for other reasons. Further, newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of any acquisition. In order to finance future acquisitions, we might issue equity securities or incur additional debt, or both, which may reduce our per share financial results.

Our business dealings with our managing trustees may create conflicts of interest.

We have no employees. Personnel and other services which we require are provided to us under contract by our investment manager, Reit Management & Research LLC, or RMR. RMR is owned by our managing trustees, Barry Portnoy and Gerard Martin. We pay RMR a fee based in large part upon the amount of our investments. This fee arrangement could encourage RMR and Messrs. Portnoy and Martin to advocate acquisitions and discourage sales by us. RMR also acts as the investment manager for two other publicly owned REITs: HRPT Properties Trust, or HRPT, which owns and operates office buildings, and Hospitality Properties Trust, or HPT, which owns and leases hotels. RMR also provides services to Five Star under a shared services agreement. Messrs. Portnoy and Martin also serve as managing trustees of HRPT and HPT and as managing directors of Five Star. These multiple responsibilities to these public companies could create competition among these companies for the time and efforts of RMR and Messrs. Portnoy and Martin.

All of the contractual arrangements between us and RMR have been approved by our trustees other than Messrs. Portnoy and Martin. We believe that the quality and depth of management available to us by contracting with RMR could not be duplicated by our being a self-advised company or by our contracting with unrelated third parties without considerable cost increases. A termination of our contract with RMR is a default under our revolving bank credit facility unless approved by a majority of the lenders. The fact that we believe that our relationships with RMR and our managing trustees have been beneficial to us in the past does not guarantee that these related party transactions may not be detrimental to us in the future.

Our business dealings with Five Star may create conflicts of interest.

All of the persons serving as directors of Five Star were trustees of ours at the time Five Star was spun-off from us in December 2001. Four of our current trustees are current directors of Five Star. Our leases with Five Star currently account for 59% of our annual rents. In the future, we expect to transact additional business with Five Star. We believe that our current leases with Five Star were entered into on commercially reasonable terms. However, because of the historical and continuing relationships which we have, these continuing and possibly expanding business relationships may not be arm's length and may not be on the same or as favorable terms as we might enter with third parties with whom we did not have such relationships. In addition, disputes may arise in the future between us and Five Star that we are unable to resolve and, even if we are able to do so, the resolution of these disputes may not be as favorable to us as a resolution we might achieve with a third party.

Competition has adversely affected some of our facilities.

During the 1990s a large number of new assisted living facilities were developed. In most states these facilities are subject to less stringent regulations than nursing homes and can operate with comparatively fewer personnel and at comparatively lower costs. As a result of offering newer accommodations at equal or lower costs, these assisted living facilities and other senior living alternatives, including home healthcare, often attract those who would have previously become nursing home residents. Many of the residents attracted to new assisted living facilities were the most profitable nursing home patients, being those who paid higher private pay rates rather than Medicaid or Medicare rates and those who required lesser amounts of care.

Historically, nursing homes have been somewhat protected from competition by state requirements of obtaining certificates of need to develop new facilities; however, these barriers are being eliminated in many states. Also, there are few regulatory barriers to competition for home healthcare or for independent and assisted living services. These competitive factors have caused some nursing homes which we own to decline in value. This decline may continue as assisted living facilities or other elderly care alternatives such as home healthcare expand their businesses. Similar risks face each of our tenants. These risks and competition from competitors which may be larger or have greater financial resources may have the impact of preventing our tenants and operators from maintaining or improving occupancy at our facilities, which may increase the risk of default under our leases.

We may be unable to remain a REIT.

As a REIT we generally do not pay federal and state income taxes. However, our continued qualification as a REIT is dependent upon our compliance with complex provisions of the amended Internal Revenue Code of 1986, or the Tax Code, for which there are available only limited judicial or administrative interpretations. For example, during 2000 one of our bankrupt former tenants delivered to us several nursing homes, which it owned free of debt, in partial satisfaction of its default obligations to us, and we took possession of these facilities through subsidiaries. We treated these subsidiaries, until the Five Star spin-off, as so-called taxable REIT subsidiaries, as provided under applicable provisions of the Tax Code, in reliance on our belief and an opinion from our counsel that it is more likely than not that these subsidiaries qualified for this treatment. We cannot assure you that, upon review or audit, the IRS will agree with our conclusions. Different conclusions may jeopardize our REIT status. If we cease to be a REIT, we would violate a covenant in our revolving bank credit facility, our ability to raise capital could be adversely affected and we may be subject to material amounts of federal and state income taxes.

Real estate ownership creates risks and liabilities.

Our business is subject to the following risks associated with real estate acquisitions and ownership:

•
property and casualty losses, some of which may be uninsured;

•
defaults and bankruptcies by our tenants;

•
the illiquid nature of real estate and real estate markets impair our ability to purchase or sell our assets rapidly to respond to changing economic conditions;

•
lease expirations which are not renewed or for facilities which can only be relet at lower rents;

•
costs may be incurred relating to maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

•
environmental hazards created by prior owners or occupants, existing tenants, mortgagors, abutters or other persons for which we may be liable.

RISK FACTORS RELATING TO THE NOTES

We will have substantial outstanding debt and will be able to incur additional debt.

At December 31, 2002, our debt adjusted to give effect to this offering of notes is 35% of our total capitalization. The notes indenture permits us and our subsidiaries to incur additional debt, including secured debt.

The notes will be effectively subordinated to the debts of our subsidiaries and to our secured debt.

We conduct substantially all of our business through, and all of our properties are owned by, subsidiaries. Consequently, our ability to pay debt service on the notes will be dependent upon the cash flow of our subsidiaries and payments by those subsidiaries to us as dividends or otherwise. Our subsidiaries are separate legal entities and have their own liabilities. Payments due to you on the notes are effectively subordinated to liabilities of our subsidiaries, including guaranty liabilities. Substantially all of our subsidiaries have guaranteed our $250 million revolving bank credit facility; none of our subsidiaries guaranty the notes. In addition, at December 31, 2002 and as adjusted to give effect to this offering, our subsidiaries have $32.6 million of secured debt. The notes are also effectively subordinated to our secured debt.

Our ability to repurchase the notes upon a Change of Control may be limited.

Under some conditions involving a Change of Control, you will have the right to require us to purchase notes you hold at 101% of their principal amount plus accrued interest, as described in "Description of notes—Repurchase of notes upon a change of control". The conditions which give rise to this purchase obligation are limited to specified transactions and may not include events that adversely affect our financial condition, result in a credit rating downgrade or result in our becoming highly leveraged. Our ability to purchase notes from you will depend on the availability to us of sufficient funds, the terms of our other indebtedness and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be able to purchase the notes if we are required to do so.

The notes may be redeemed before maturity, and you may be unable to reinvest proceeds at the same or a higher rate.

We may redeem all or a portion of the notes at any time on or after April 15, 2008, or up to 35% of the notes prior to April 15, 2006, with proceeds from certain equity offerings. The redemption price will equal the principal amount being redeemed, plus accrued interest to the redemption date, plus any premium, as described under "Description of notes". If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

There is currently no public market for the notes and one may not develop.

The notes are a new issue for which no trading market currently exists. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. We can give no assurance that an active trading market for the notes will exist in the future. Even if a market does develop, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for fixed income securities, by changes in our financial performance or prospects, or by changes in the prospects for REITs or for the senior living industry generally.

Use of proceeds

We estimate that the net proceeds of this offering, after paying underwriting discounts and other expenses, will be $146.2 million. At December 31, 2002, we had $81.0 million outstanding on our revolving bank credit facility. Outstanding amounts on this facility increased to $143.0 million by April 11, 2003, primarily due to our investment in February 2003, described in "Recent Developments". We expect to apply the net proceeds from this offering to repay amounts outstanding under our revolving bank credit facility and the remainder for general business purposes. As of April 11, 2003, our revolving bank credit facility bears interest at a rate per annum, currently 2.8%, equal to LIBOR plus a spread.

Capitalization

The following table describes our actual capitalization as of December 31, 2002, and our capitalization as adjusted for our financing of the February 2003 transaction described in "Recent Developments", this offering and use of the proceeds of this offering to repay amounts outstanding under our revolving credit facility.

	At December 31, 2002	As adjusted for this offering

	(dollars in thousands)
Cash and cash equivalents	$8,654	$6,836
Debt:
Unsecured revolving bank credit facility	$81,000	$—
8 5/8% senior notes due 2012, net of discount	243,746	243,746
7 7/8% senior notes due 2015, net of discount	—	149,709
Secured debt and capital leases	32,618	32,618

Total debt	357,364	426,073

Trust preferred securities	27,394	27,394

Shareholders' equity	752,326	752,326

Total capitalization	$1,137,084	$1,205,793

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	2.7x	3.3x	4.8x	1.8x	3.4x

The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to net income. Fixed charges consist of interest costs, any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, and distributions on our trust preferred securities. To date, we have not issued any preferred shares, and so the ratios of earnings to combined fixed charges and preferred distributions are the same as the ratios of earnings to fixed charges presented above. After giving effect to this offering and the application of the proceeds as described in "Use of proceeds", the ratio of earnings to fixed charges for the fiscal year ended December 31, 2002, is 2.0x which excludes the full impact of our acquisitions completed in 2002 and the impact of our February 2003 transaction described in "Recent developments".

Description of notes

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of debt securities" in the accompanying prospectus. We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the terms of the notes. References in this section to "we", "us", "our", "Senior Housing" and the "Company" mean Senior Housing and not its subsidiaries.

GENERAL

We will issue the notes under an indenture dated as of December 20, 2001 between us and U.S. Bank National Association (as successor trustee to State Street Bank and Trust Company), as Trustee, and a supplemental indenture to be dated as of April 21, 2003 (together, the Indenture), between us and the Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. This prospectus supplement briefly outlines some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the SEC. See "Where you can find more information". You may also review the Indenture at the Trustee's corporate trust office at One Federal Street, Boston, Massachusetts 02110.

The notes will be a separate series under the Indenture, initially in the aggregate principal amount of $150 million. This series may be reopened and we may from time to time issue additional notes of the same series. The notes will mature (unless previously redeemed) on April 15, 2015. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under "—Book entry system and form of notes."

The notes will be senior unsecured obligations of Senior Housing and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will not be guaranteed by our subsidiaries. The notes will be effectively subordinated to our mortgages and other secured indebtedness, and to all liabilities of our subsidiaries. Accordingly, such prior indebtedness will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of December 31, 2002, on an as adjusted basis giving effect to this offering, the total indebtedness of our subsidiaries will be $32.6 million. In addition, substantially all of our subsidiaries have guaranteed borrowings under our revolving bank credit facility. Our outstanding other indebtedness is described below under "—Description of other indebtedness."

We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "—Certain covenants—Limitations on incurrence of debt".

Except as described below under "—Certain covenants", "—Merger, consolidation or sale" and "—Repurchase of notes upon a change of control" and under "Description of debt securities—Merger, consolidation or sale of assets" and "—Certain covenants" in the accompanying Prospectus, the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a Change of Control or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, subject to the limitations set forth below under "—Certain covenants", "—Merger, consolidation or sale" and "—Repurchase of notes upon a change of control" and under "Description of debt securities—Merger, consolidation or sale of assets" and "—Certain covenants" in the accompanying Prospectus, we may, in the future, enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

INTEREST AND MATURITY

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from April 21, 2003, or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2003, to the persons in whose names the notes are registered at the close of business on the April 1 or October 1, as the case may be, immediately before the relevant interest payment date. Accrued interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

At any time prior to April 15, 2006, we may, on any one or more occasions upon not less than 30 nor more than 60 days' notice, redeem up to 35% of the aggregate principal amount of notes at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest to but excluding the redemption date, with the net cash proceeds of one or more Public Equity Offerings, provided that:

(1)
at least 65% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption; and
(2)
the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, we will not have the option to redeem the notes until April 15, 2008.

On or after April 15, 2008, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage

2008	103.938%
2009	102.625%
2010	101.313%
2011 and thereafter	100.000%

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption by such method as the Trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in the principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless we default on our obligation to redeem the notes on the redemption date.

CERTAIN COVENANTS

Limitations on incurrence of Debt.     We will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles (GAAP) is greater than 60% of the sum (Adjusted Total Assets) of (without duplication):

  (1)
  our Total Assets as of the end of the calendar quarter covered by our Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and
  (2)
  the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all our and our Subsidiaries' outstanding Secured Debt on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets.

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

  (1)
  such Debt and any other Debt incurred by us and our Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;
  (2)
  the repayment or retirement of any other Debt by us and our Subsidiaries on a consolidated basis since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
  (3)
  in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

  (4)
  in the case of any acquisition or disposition by us or our Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets.    We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 1.5x the aggregate outstanding principal amount of our and our Subsidiaries' Unsecured Debt on a consolidated basis in accordance with GAAP.

Limitations on distributions.    We will not, and we will not permit any of our Subsidiaries to, make any distribution with respect to our Capital Stock; purchase, redeem, retire or otherwise acquire for value any shares of our capital stock; or make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Debt (other than Excluded Refundings); unless, immediately after giving pro forma effect to such restricted payment:

  (1)
  no default under the Indenture shall have occurred and be continuing;
  (2)
  we and our Subsidiaries could incur at least $1.00 of Debt under the terms of the Indenture; and
  (3)
  the aggregate sum of all distributions and other restricted payments made after the date of the supplemental indenture shall not exceed the sum of:
  (a)
  95% of our aggregate cumulative Funds from Operations accrued on a cumulative basis from October 1, 2001, through the last day of our then most recently completed calendar quarter;
  (b)
  the aggregate proceeds or values received after October 1, 2001, from the issuance or sale of our equity securities, net of underwriting discounts, commissions, legal fees and the like; and
  (c)
  $15 million.

Notwithstanding the foregoing, the limitations on restricted payments described above shall not apply to (i) any distribution or other action which is necessary to distribute 100% of our REIT taxable income or to maintain our status as a REIT under the Tax Code, if in either case the aggregate principal amount of our outstanding Debt on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets; or (ii) any distribution payable in our equity securities. Also, we will not be prohibited from making the payment of any distribution within 60 days of the declaration thereof if at the date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

See "Description of debt securities—Certain covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

MERGER, CONSOLIDATION OR SALE

Under the Indenture related to the notes, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•
If we merge out of existence or sell substantially all our assets, the surviving company must be an entity organized under the laws of the United States, any state or the District of Columbia and must agree to be legally responsible for the notes;
•
Immediately after the merger, sale of assets or other transaction, we may not be in default under the Indenture. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and
•
Immediately after the merger, sale of assets or other transaction, we or the successor entity could incur at least $1.00 of Debt in accordance with the Indenture covenants limiting the incurrence of Debt.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

If a Change of Control occurs, each holder of notes will have the right to require Senior Housing to purchase some or all (in principal amounts of $1,000 or an integral multiple of $1,000) of such holder's notes pursuant to the offer described below (the Change of Control Offer), unless, after giving effect to the Change of Control, Moody's and Standard & Poor's shall have confirmed their ratings of the notes at Ba3 or higher and BB- or higher, respectively. From and after the first date on which the notes are rated "Baa3" or higher by Moody's and "BBB-" or higher by Standard & Poor's, our obligations to make a Change of Control Offer will terminate.

Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any notes purchased plus accrued and unpaid interest, if any, to the date of purchase (the Change of Control Payment). If a Change of Control Offer is required, within 10 days following a Change of Control, Senior Housing will mail a notice to each holder describing the Change of Control and offering to repurchase notes on a specified date (the Change of Control Payment Date). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

On the Change of Control Payment Date, Senior Housing will, to the extent lawful:

          (1)  accept for payment all notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

          (2)  deposit the Change of Control Payment with the paying agent in respect of all notes so accepted; and

          (3)  deliver to the Trustee the notes accepted and an officers' certificate stating the aggregate principal amount of all notes purchased by Senior Housing.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note in principal amount equal to any unpurchased portion of the notes surrendered.

Senior Housing will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of

Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, Senior Housing will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

A third party, instead of Senior Housing, may make the Change of Control Offer in compliance with the requirements set forth in the Indenture and purchase all notes properly tendered and not withdrawn. In addition, Senior Housing will not be obligated to make or consummate a Change of Control Offer if it has irrevocably elected to redeem all of the notes under provisions described under "—Optional redemption" and has not defaulted in its redemption obligations. The provisions under the Indenture relating to Senior Housing's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

Some change of control events constitute a default under our revolving bank credit facility. Future indebtedness of Senior Housing or its Subsidiaries may contain prohibitions on the events that constitute a Change of Control or may require the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require Senior Housing to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, Senior Housing's ability to pay cash to the holders of notes if required to do so may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

EVENTS OF DEFAULT, NOTICE AND WAIVER

The Indenture for the notes provides that the term "event of default" for the notes means any of the following:

•
We do not pay the principal or any premium on the notes when due and payable;
•
We do not pay interest on notes within 30 days after the applicable due date;
•
We fail to make or consummate a Change of Control Offer following a Change of Control when required as described under "—Repurchase of notes upon a change of control";
•
We remain in breach of any other term of the Indenture (other than a term added to the Indenture solely for the benefit of series of debt other than the notes we are offering) for 60 days after we receive a notice of default stating we are in breach. Either the Trustee or holders of more than 50% in principal amount of the notes may send the notice;
•
Final judgments aggregating in excess of $10 million (exclusive of amounts covered by insurance) are entered against us or our Subsidiaries and are not paid, discharged or stayed for a period of 60 days;
•
We default under any of our other indebtedness in an aggregate principal amount exceeding $10 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 25% in principal amount of the notes may send the notice; or
•
We or one of our "Significant Subsidiaries", if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

The term "Significant Subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

MODIFICATION OF THE INDENTURE

The prospectus contains a description of our ability to modify the Indenture or the notes under the heading "Description of debt securities—Modification of an indenture". Some types of changes require the consent of all holders of the notes, other types require the consent of the holders of a majority of the outstanding notes, and other types require no noteholder approval.

SINKING FUND

The notes are not entitled to any sinking fund payments.

THE REGISTRAR AND PAYING AGENT

We have initially designated U.S. Bank National Association as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For notes which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of the Indenture relating to defeasance and covenant defeasance described under "Description of debt securities—Discharge, defeasance and covenant defeasance" in the accompanying prospectus will apply to the notes.

BOOK ENTRY SYSTEM AND FORM OF NOTES

The notes will be issued in the form of a single fully registered global note without coupons that will be deposited with or on behalf of The Depository Trust Company, New York, New York, or DTC, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of notes. One global note will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, the global note may not be transferred, except that DTC, its nominees, and their successors may transfer the global note as a whole to one another.

Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in the Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers

(including the underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules that apply to DTC and its Direct Participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC, Direct Participants will receive credit for the notes on DTC's records and the ownership interest of each beneficial owner is in turn to be recorded on the records of Direct Participants. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or any of its Direct Participants or for maintaining, supervising or reviewing any records of DTC or any of its Direct Participants relating to beneficial ownership interests in the notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in the global note.

So long as DTC or its nominee is the registered owner of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes evidenced by the global note for all purposes under the Indenture. Except as described below, as an owner of a beneficial interest in notes evidenced by the global note you will not be entitled to have any of the individual notes evidenced by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such notes in definitive form and you will not be considered the owner or holder thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a Direct Participant, on the procedures of the Direct Participant through which you own your interest, to exercise any rights of a holder under the Indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interest to give or take such action, and such Direct Participants would authorize beneficial owners through such Direct Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal, premium, if any, and any interest or additional amount, if any, on individual notes evidenced by a global note registered in the name of the holder of the global note or its nominee will be made by the Trustee to or at the direction of the holder of the global note or its nominee, as the case may be, as the registered owner of the global note under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose name notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest or additional amount).

We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Direct Participants with such payments in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Direct Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Direct Participants. Redemption notices with respect to any notes will be sent to the holder of the global note (i.e, DTC, its nominee or any subsequent holder). If less than all of the notes of any series are to be redeemed, we expect the holder of the global note to determine the amount of interest of each Direct Participant in the notes to be redeemed by lot. Neither we, the Trustee, any paying agent nor the security registrar for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such notes.

Neither we nor the Trustee will be liable for any delay by the holder of a global note or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global note or DTC for all purposes.

The notes, which are evidenced by the global note, will be exchangeable for certificate notes with the same terms in authorized denominations only if:

•
DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or
•
we determine not to require all of the notes to be evidenced by a global note and notify the Trustee of our decision, in which case we will issue individual notes in denominations of $1,000 and integral multiples thereof.

SAME DAY SETTLEMENT AND PAYMENT

The underwriter will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Description of other indebtedness

The following table summarizes our other indebtedness on a consolidated basis at December 31, 2002 (dollars in thousands):

Unsecured revolving bank credit facility	$81,000
8 5/8% senior notes due 2012, net of discount of $1,254	243,746
Secured debt and capital leases	32,618

Total	$357,364

CREDIT FACILITY

On June 27, 2002, we entered into a new revolving bank credit facility to replace our previous secured credit facility which was scheduled to mature in September 2002. The new credit facility matures in November 2005 and may be extended by us to November 2006 upon the payment of an extension fee. The new credit facility permits borrowings up to $250.0 million, which amount may be increased to $500.0 million in certain circumstances. Drawings under the new credit facility are unsecured. The credit facility is guaranteed by substantially all of our subsidiaries. Funds may be drawn, repaid and redrawn until maturity, and no principal repayment is due until maturity. The interest rate on borrowings under the new credit facility is calculated as spreads above LIBOR which vary with the amounts of our debt outstanding and credit ratings. The interest rate at December 31, 2002 was 2.95%. The credit facility is available for acquisitions, working capital and for general business purposes. The credit facility contains affirmative and restrictive covenants regarding, among other things, financial covenants, indebtedness, liabilities, liens, dividends, loans, investments, acquisitions, dispositions, transactions with affiliates and fundamental changes to our corporate structure and line of business.

8 5/8% SENIOR NOTES DUE 2012

We have $245.0 million of senior unsecured notes outstanding, which carry interest at a fixed rate of 8 5/8% per annum and are due in 2012. Interest on the notes is payable semi-annually in arrears and no principal payments are due until maturity. The 8 5/8% senior notes are redeemable by us at our option at any time at 100% of their principal amount, plus a make-whole amount and accrued and unpaid interest. Under some conditions involving a change of control of us, we are required to make an offer to purchase the 8 5/8% senior notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. The indenture for the 8 5/8% senior notes contains various covenants which are substantially the same as the covenants contained in the indenture for the notes offered by this prospectus supplement.

SECURED DEBT AND CAPITAL LEASES

The secured debt and capital leases shown above include $9.1 million of mortgages secured by two of our nursing homes which had a book value before depreciation of $9.0 million at December 31, 2002. This debt, on which the obligor is one of our subsidiaries, carries interest at prime less a spread and requires no principal amortization payments prior to its maturity in July 2003.

The secured debt and capital leases shown above also include $14.7 million of bonds issued by one of our subsidiaries and due on December 1, 2027 secured by one property which requires interest at 5.875% per year. This property had a book value before depreciation of $34.0 million at December 31, 2002.

Two of our properties are leased by a subsidiary of ours under agreements which are accounted for as capital leases under generally accepted accounting principles, or GAAP. The material financial terms of these leases are as follows (dollars in thousands):

Balance at December 31, 2002	Existing term ending	Required payments in 2002	Number of leased properties	Book value before depreciation of leased properties at December 31, 2002

$6,763	May 31, 2016	$987	1 property	$10,972
$2,055	May 31, 2016	$271	1 property	$6,540

TRUST PREFERRED SECURITIES

Our subsidiary, SNH Capital Trust I, had 1,095,750 trust preferred securities outstanding at December 31, 2002. These trust preferred securities have a liquidation value of $25 per security (total $27.4 million), require periodic payments of distributions at the rate of 10.125% per year and mature on June 15, 2041. In connection with the issuance of the trust preferred securities, we issued to SNH Capital Trust I junior subordinated debentures and guaranteed the payment and performance by SNH Capital Trust I of its obligations relating to the trust preferred securities. Both the trust preferred securities and the debentures are unsecured and mature on June 15, 2041. The notes offered by this prospectus supplement will be senior to our obligations under the debentures and under the guaranty.

Material federal income tax consequences

The following summary of federal income tax considerations is based upon the Tax Code, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to any matter described in this summary. The summary applies to you only if you hold our notes as a capital asset. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

•
a bank, life insurance company, regulated investment company or other financial institution;

•
a broker or dealer in securities or foreign currency;

•
a person that has a functional currency other than the U.S. dollar;

•
a person who acquires our notes in connection with his employment or other performance of services;

•
a person subject to alternative minimum tax;

•
a person who owns our notes as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction, or constructive ownership transaction;

•
a tax-exempt entity; or

•
an expatriate.

In addition, the following summary does not address all possible tax considerations, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our notes.

For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our notes and for federal income tax purposes are:

•
a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•
a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations;

•
an estate, the income of which is subject to federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996, to the extent provided in Treasury regulations;

and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder.

TAX CONSEQUENCES FOR U.S. HOLDERS

If you are a U.S. holder:

Payments of interest.    You must generally include interest on a note in your gross income as ordinary interest income:

•
when you receive it, if you use the cash method of accounting for federal income tax purposes or

•
when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

Market discount.    If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult with your tax advisor regarding these elections.

Amortizable bond premium.    If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and price than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. You should consult with your tax advisor regarding this election.

Disposition of a note.    Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except with respect to accrued market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains.

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

If you are a non-U.S. holder:

Generally.    You will not be subject to federal income taxes on payments of principal, premium, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

•
you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting shares;

•
your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business;

•
you are not a controlled foreign corporation that is related to or under common control with us;

•
we or the applicable paying agent (the Withholding Agent) have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; and

•
in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax and withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits in order to comply with the applicable certification requirements of the Treasury regulations.

Effectively connected income and gain.    If you are a non-U.S. holder whose income and gain in respect of a note is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 30%, but this rate is scheduled to be reduced to 28% over the next several years.

If you are a U.S. holder.    You may be subject to backup withholding when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

•
provide your correct taxpayer identification number; and

•
certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

If you are a non-U.S. holder.    The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding, at the current 30% rate or subsequent reduced rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax consequences for non-U.S. holders." Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

Underwriting

Under the terms and subject to the conditions contained in an Underwriting Agreement dated April 11, 2003, UBS Warburg LLC (the Underwriter) has agreed to purchase, and we have agreed to sell to the Underwriter, the notes.

The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the notes is subject to the approval of specified legal matters by its counsel and to other conditions. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions described in the Underwriting Agreement, to purchase all the notes offered in this prospectus supplement, if any are purchased. In the event of default by the Underwriter, the Underwriting Agreement provides that, in some circumstances, the Underwriting Agreement may be terminated.

The Underwriter has advised us that it proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be $200,000.

The notes constitute a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

In connection with the offering, the Underwriter may purchase and sell notes in the open market. These transactions may include syndicate covering transactions. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

We have agreed that for a period of 30 days from the date hereof, we will not, without the prior written consent of the Underwriter, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any debt securities, except for the notes sold to the Underwriter pursuant to the Underwriting Agreement; provided that this will not prevent us from making borrowings under our revolving bank credit facility.

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

We expect that delivery of the notes will be made against payment therefor on the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next two succeeding business days should consult their own advisor.

From time to time in the ordinary course of business, UBS Warburg LLC and/or its affiliates have engaged in, and may in the future engage in, commercial and/or investment banking transactions with us and our affiliates. UBS Warburg LLC acted as advisor to us in connection with our acquisition in January 2002 of 31 properties from Crestline, acted as underwriter with respect to public offerings of securities by us and Five Star, and is a lender under our revolving bank credit facility.

Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, will issue an opinion about the validity of the notes. Dewey Ballantine LLP, New York, New York, is counsel to the Underwriter in connection with this offering. Sullivan & Worcester LLP and Dewey Ballantine LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our managing trustees, a managing trustee of HRPT, our 22% shareholder, a director and 50% owner of RMR, our investment manager, and a managing director of Five Star. Sullivan & Worcester LLP represents HRPT, RMR, Five Star and their affiliates on various matters and Mr. Portnoy received payments from that firm during 2002 in respect of his retirement.

Experts

The consolidated financial statements and financial statement schedule of Senior Housing Properties Trust appearing in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Documents incorporated by reference

In addition to the documents incorporated by reference or deemed incorporated by reference in the accompanying prospectus, the following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated into this prospectus supplement and specifically made a part hereof:

•
Our Annual Report on Form 10-K for the year ended December 31, 2002; and

•
Our Current Report on Form 8-K dated April 11, 2003.

We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of this offering:

•
Reports filed under Sections 13(a) and (c) of the Exchange Act;

•
Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

•
Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

  Investor Relations
  Senior Housing Properties Trust
  400 Centre Street
  Newton, Massachusetts 02458
  (617) 796-8350

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's site at http://www.sec.gov.

The Articles of Amendment and Restatement establishing Senior Housing Properties Trust, dated September 20, 1999, together with all amendments and supplements thereto, as duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, for any obligation of, or claim against, Senior Housing Properties Trust. All persons dealing with Senior Housing Properties Trust shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

Glossary

"Acquired Debt" means Debt of a person or entity (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired entity becomes a Subsidiary.

"Annual Debt Service" as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of Senior Housing and its Subsidiaries excluding amortization of debt discount and deferred financing cost.

"Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the corporate trust office of the Trustee is required or authorized to close.

"Capital Stock" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

"Cash Equivalents" means demand deposits, certificates of deposit or repurchase agreements with banks or financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, "P-2" or better by Moody's or "A-2" or better by Standard & Poor's.

"Change of Control" means such time as any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an Excluded Person, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting shares of Senior Housing on a fully diluted basis. An "Excluded Person" includes (i) RMR, HRPT, HPT, Five Star, any other entity for which financing, investment and operating oversight for substantially all of such entity's activities is provided by RMR, or any successor to or affiliate of such persons, and (ii) any person or group acquiring shares issued by Senior Housing in connection with a merger or acquisition, if the person or group has agreed with us to distribute such shares to the holders of its or their securities within a period of not longer than one year and, giving pro forma effect to such distribution as of the date on which the agreement for the merger or acquisition was entered into (and giving effect to the transactions contemplated by that agreement), no Change of Control would have occurred; provided that if such distribution has not occurred by the end of such period, a "Change of Control" shall be deemed to have occurred at the end of such period.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations of Senior Housing and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest or distributions on Debt of Senior Housing and its Subsidiaries, (2) provision for taxes of Senior Housing and its Subsidiaries based on income, (3) amortization of debt discount and deferred financing costs, (4) provisions for gains and losses on properties and property depreciation and amortization, (5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (6) amortization of deferred charges.

"Debt" of Senior Housing or any Subsidiary means, without duplication, any indebtedness of Senior Housing or any Subsidiary, whether or not contingent, in respect of:

  (1)
  borrowed money or evidenced by bonds, notes, debentures or similar instruments,

  (2)
  indebtedness for borrowed money secured by any encumbrance existing on property owned by Senior Housing or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance,

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of Senior Housing or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligations or obligations under any title retention agreement,

  (4)
  the principal amount of all obligations of Senior Housing or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or

  (5)
  any lease of property by Senior Housing or any Subsidiary as lessee which is reflected on Senior Housing's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on Senior Housing's consolidated balance sheet in accordance with GAAP.

Debt also includes, to the extent not otherwise included, any obligation by Senior Housing or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Senior Housing or any Subsidiary); it being understood that Debt shall be deemed to be incurred by Senior Housing or any Subsidiary whenever Senior Housing or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

"Disqualified Stock" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (other than pursuant to a change of control provision not materially more favorable to the holder thereof than as described under "Description of notes—Repurchase of notes upon a change of control"), (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (2) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt or Disqualified Stock, or (3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt); in each case on or prior to the stated maturity of the notes.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, gains or losses on early extinguishment of debt, extraordinary items, distributions on equity securities and property valuation losses, as reflected in the financial statements of Senior Housing and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Excluded Refunding" means, at any time, any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Debt of the Company or any Subsidiary in an amount not exceeding the aggregate net cash proceeds received by the Company and its Subsidiaries from the substantially concurrent sale of Qualified Subordinated Debt, to the extent such proceeds have not theretofore been taken in account in calculating the amount of an Excluded Refunding. For such purpose, "Qualified Subordinated Debt" means Subordinated Debt of the Company or a Subsidiary of the Company (or trust preferred securities or similar Capital Stock of a Subsidiary or the Company as to which any related Debt of the Company or other Subsidiaries of the Company is Subordinated Debt) which does not mature and is not subject to mandatory repurchase or redemption or to repurchase or redemption at the option of the holder thereof (other than pursuant to a change of control provision not materially more favorable to the holder thereof than as described under "Description of notes—Repurchase of notes upon a change of control") in whole or in part prior to the stated maturity of the notes.

"Funds from Operations" for any period means Earnings from Operations for such period plus amounts which have been deducted, and minus amounts that have been added, for the following (without duplication): (1) provision for taxes of Senior Housing and its Subsidiaries based on income, (2) amortization of debt discount and deferred financing costs, (3) provisions for gains and losses on properties and property depreciation and amortization, (4) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (5) expenses and charges relating to the spin-off of Five Star and (6) amortization of deferred charges.

"Moody's" means Moody's Investors Service, Inc. or any successor.

"Public Equity Offering" means an underwritten public offering by Senior Housing for cash (in an amount resulting in not less than $25.0 million of gross proceeds) of its common shares of beneficial interest pursuant to an effective registration statement under the Securities Act of 1933, as amended.

"Secured Debt" means Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of Senior Housing or its Subsidiaries.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor.

"Subordinated Debt" means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the notes.

"Subsidiary" means any corporation or other entity of which a majority of (1) the voting power of the voting equity securities or (2) the outstanding equity interests are owned, directly or indirectly, by Senior Housing or one or more other Subsidiaries of Senior Housing. For the purposes of this definition, voting equity securities means equity securities having voting power for the election of directors or similar functionaries, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

"Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets and (2) all other assets of Senior Housing and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Total Unencumbered Assets" means the sum of (1) the amount of Undepreciated Real Estate Assets of Senior Housing and its Subsidiaries not securing any portion of Secured Debt, and (2) the amount of all other assets, including accounts receivable and intangibles, of Senior Housing and its Subsidiaries not securing any portion of Secured Debt determined on a consolidated basis in accordance with GAAP. If Secured Debt secured by real estate or other property or assets of Senior Housing or its

Subsidiaries (the "Secondary Collateral") is fully defeased in accordance with the terms thereof or is also secured by cash or Cash Equivalents in an amount (determined at the lesser of carrying value in accordance with GAAP or fair market value) at least equal to the outstanding principal amount of such Secured Debt, such Secondary Collateral shall be deemed not to secure any portion of such Secured Debt for purposes of this definition.

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements less adjustments to carrying value in accordance with GAAP made prior to January 1, 2001) of real estate and associated tangible personal property used in connection with the real estate assets of Senior Housing and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

"Unsecured Debt" means any Debt of Senior Housing or its Subsidiaries which is not Secured Debt.

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PROSPECTUS

$2,000,000,000

Senior Housing Properties Trust

Debt Securities, Preferred Shares of Beneficial Interest, Depositary Shares, Common Shares of Beneficial Interest and Warrants

SNH Capital Trusts

Trust Preferred Securities Fully and Unconditionally Guaranteed

We may offer and sell, from time to time, in one or more offerings:

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common shares

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preferred shares

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debt securities

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warrants

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depositary shares

These securities may be offered and sold separately, together or as units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

SNH Capital Trust II and III may offer and sell, from time to time, in one or more offerings, trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately, together or as units with other securities described in this prospectus.

The securities described in this prospectus offered by us or by SNH Capital Trust II and III may be issued in one or more series or issuances. The total offering price of these securities, in the aggregate, will not exceed $2,000,000,000. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

Risks associated with an investment in the securities will be described in the applicable prospectus supplement, as described under "Risk factors" on page 3.

The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "SNH."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2002.

About this prospectus

This prospectus is part of a registration statement we and the SNH Capital Trusts filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total amount of proceeds of $2,000,000,000.

This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where you can find more information" and "Documents incorporated by reference."

No separate financial statements of the SNH Capital Trusts have been included or incorporated by reference. Neither we nor the SNH Capital Trusts consider financial statements of the SNH Capital Trusts material to holders of the trust preferred securities because:

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all of the voting securities of the SNH Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934, as amended;

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each SNH Capital Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the SNH Capital Trust and investing the proceeds in the debt securities issued by us; and

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the obligations of each SNH Capital Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

References in this prospectus to "we," "us," "our" or "SNH" mean Senior Housing Properties Trust. References in this prospectus to the "SNH Capital Trusts" mean SNH Capital Trust II and SNH Capital Trust III.

ii

Cautionary note regarding forward-looking statements

We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

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our tenants' ability to operate successfully properties or pay rent to us;

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the possible expansion of our portfolio;

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the performance of our tenants and properties;

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our ability to pay debt service or make distributions;

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our policies and plans regarding investments, financings and other matters;

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our tax status as a real estate investment trust;

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our ability to balance appropriately the use of debt and equity; and

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our ability to access capital markets or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

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the status of the economy;

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the status of capital markets (including prevailing interest rates);

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compliance with and changes to regulations and payment policies within the health care industry;

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changes in financing terms;

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competition within the health care and senior housing industries; and

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changes in federal, state and local legislation.

Other important factors are identified in our Annual Report on Form 10-K which is incorporated into this prospectus, including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

iii

Senior Housing Properties Trust

We are a real estate investment trust, and our primary business is to acquire, own and lease senior apartments, congregate care communities, assisted living properties and nursing homes. On January 11, 2002, we completed an acquisition of 31 senior living communities for which we paid approximately $600 million. Giving effect to the completion of this acquisition, we own 112 properties located in 28 states, which have an undepreciated combined carrying value of approximately $1.2 billion. As of December 31, 2001, we had 43,421,700 common shares outstanding, including 12,809,238 owned by HRPT Properties Trust, our former parent company.

We are organized as a Maryland real estate investment trust under the Maryland REIT Law. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

SNH Capital Trusts

Each SNH Capital Trust is a statutory business trust formed under Maryland law pursuant to:

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a declaration of trust executed by us, as sponsor for the SNH Capital Trust and the trustees of the SNH Capital Trust; and

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the filing of a certificate of trust with the State Department of Assessments and Taxation of Maryland.

Unless an accompanying prospectus supplement provides otherwise, each SNH Capital Trust exists for the sole purposes of:

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selling trust preferred securities and investing the proceeds in a specific series of our debt securities;

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selling trust common securities to us or our subsidiaries in exchange for cash and investing the proceeds in additional debt securities issued by us; or

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engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of our debt securities.

No SNH Capital Trust will borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause that SNH Capital Trust not to be classified for United States federal income tax purposes as a grantor trust. We will own directly or indirectly all of the trust common securities issued by each SNH Capital Trust. The trust common securities will rank on parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and during continuance of an event of default under the declaration of trust of a SNH Capital Trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by a SNH Capital Trust, we or our subsidiaries will acquire trust common securities of such SNH Capital Trust having an aggregate liquidation amount equal to a minimum of 3% of the total capital of such SNH Capital Trust. Each SNH Capital Trust will have a term of at least 20 but no more than 50 years, but may terminate earlier as provided in its declaration of trust.

Each SNH Capital Trust's business and affairs will be conducted by its trustees. The holders of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each SNH Capital Trust. The duties and obligations of the trustees will be governed by the SNH Capital Trust's declaration of trust. At least one of the trustees of each SNH Capital Trust will be a person who is one of our officers or trustees or who is affiliated with us (a "Regular Trustee"). One trustee of each SNH Capital Trust will be a financial institution that is not affiliated with us (the "Property Trustee"), which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in the applicable prospectus supplement.

We will pay all fees and expenses related to each SNH Capital Trust and any offering of the trust preferred securities. The principal place of business of each SNH Capital Trust is c/o Senior Housing Properties Trust at 400 Centre Street, Newton, Massachusetts 02458 (telephone: (617) 796-8350).

Risk factors

Certain of the securities to be offered hereby themselves may involve risks. Such risks will be set forth in the prospectus supplement relating to such offered securities.

Use of proceeds

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our revolving bank credit facility or other debt. Unless otherwise described in a prospectus supplement, each SNH Capital Trust will use the net proceeds from the sale of any securities under this prospectus to purchase our debt securities. Until the proceeds from a sale of securities by us or any SNH Capital Trust are applied to their intended purposes, they may be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2001
		2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	3.0x	4.8x	1.8x	3.4x	3.6x	3.5x

The ratios of earnings to fixed charges presented above were computed by dividing our consolidated earnings by our consolidated fixed charges. For this purpose, earnings have been calculated by adding fixed charges to net income. Fixed charges consist of interest costs, whether expensed or capitalized, and any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, whether expensed or capitalized, and distributions on trust preferred securities. During the periods presented, we had not issued any preferred shares, and so the ratio of earnings to combined fixed charges and preferred shares distributions are the same as the ratios of earnings to fixed charges presented above.

On October 12, 1999, HRPT Properties Trust, our former parent, distributed 50.7% of its ownership interest in us to its shareholders. The ratios presented above have been calculated as if we were separate from HRPT Properties Trust for all periods. For all periods prior to October 12, 1999, interest expense was allocated based on HRPT Properties Trust's historical interest expense as a percentage of its average historical costs of real estate investments.

Description of debt securities

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under the indenture, dated as of December 20, 2001, between us and State Street Bank and Trust Company, as it may be amended, supplemented or otherwise modified from time to time, or under one or more other indentures between us and that trust company or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any indentures and supplemental indentures if we issue debt securities. See "Where you can find more information." You may also review our December 20, 2001, senior debt indenture at the corporate trust offices of State Street Bank and Trust Company, Two International Place, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

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the title and series designation and whether they are senior securities, senior subordinated securities or junior subordinated securities;

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the aggregate principal amount of the securities;

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the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

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if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

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the stated maturity date;

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any fixed or variable interest rate or rates per annum;

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the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

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the date from which interest may accrue and any interest payment dates;

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any sinking fund requirements;

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any provisions for redemption, including the redemption price and any remarketing arrangements;

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whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

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the events of default and covenants of such securities, including the required conditions to our ability to merge or consolidate or sell substantially all of our assets, to the extent different from or in addition to those described in this prospectus;

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whether we will issue the debt securities in certificated or book-entry form;

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whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

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whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

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the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

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whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

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the subordination provisions, if any, relating to the debt securities;

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if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

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whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

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the provisions relating to any security provided for the debt securities; and

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the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, interest, registration and transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

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to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

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in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, consolidation or sale of assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

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If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

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Immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain covenants

Existence.    Except as permitted as described above under "—Merger, consolidation or sale of assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.    Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

Events of default and related matters

Events of Default.    The term "event of default" for any series of debt securities means any of the following:

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We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date;

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We do not pay interest on a debt security of that series within 30 days after its due date;

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We do not deposit any sinking fund payment for that series within 30 days after its due date;

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We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

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We default under any of our other indebtedness in an aggregate principal amount exceeding $25,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

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We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

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Any other event of default described in the applicable prospectus supplement occurs.

The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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You must give the trustee written notice that an event of default has occurred and remains uncured;

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The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

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The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

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change the stated maturity of the principal or interest on a debt security;

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reduce any amounts due on a debt security;

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reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

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change the currency of payment on a debt security;

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impair your right to sue for payment;

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modify the subordination provisions, if any, in a manner that is adverse to you;

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reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

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reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

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waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

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modify any of the foregoing provisions.

Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes requiring your approval" unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.    Debt securities are not considered outstanding, and holders of debt securities are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities may not be able to vote if the securities have been fully defeased as described immediately below under "—Discharge, defeasance and covenant defeasance—full defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, defeasance and covenant defeasance

Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

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The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

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We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.    Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

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any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

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any subordination provisions; and

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certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

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the indebtedness ranking senior to the debt securities being offered;

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the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

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the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

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provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of common shares

Our declaration of trust authorizes us to issue up to an aggregate of 50,000,000 shares of beneficial interest, all of which we have initially designated as common shares of beneficial interest. As of December 31, 2001, we had 43,421,700 common shares issued and outstanding. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

Except as otherwise described in the applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

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to receive distributions on their shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

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to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of certain provisions of Maryland law and our declaration of trust and bylaws" below.

Description of preferred shares

Preferred shares

The following is a summary description of the material terms of our preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of securities described in the applicable prospectus supplement.

General.    Our board of trustees will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

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the distinctive designation of each series and the number of shares that will constitute the series;

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the voting rights, if any, of shares of the series;

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the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

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the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

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the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

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any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

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if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

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whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

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the description of the preferred shares;

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the number of the preferred shares offered;

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the voting rights, if any, of the holders of the preferred shares;

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the offering price of the preferred shares;

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the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

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the date from which distributions on the preferred shares shall accumulate;

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the provisions for any auctioning or remarketing, if any, of the preferred shares;

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the provision, if any, for redemption or a sinking fund;

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the liquidation preference per share;

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any listing of the preferred shares on a securities exchange;

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whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

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whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of depositary shares;"

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a discussion of federal income tax considerations;

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the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

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any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

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any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

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any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under "Description of depositary shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of depositary shares" will determine the persons to whom distributions are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting rights

Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

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authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

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amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

As more fully described under "Description of depositary shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our exchange rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Description of depositary shares

General

The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of preferred shares

You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of depositary shares

If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the preferred shares

Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or exchange of preferred shares

The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

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no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

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the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

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if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and termination of a deposit agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

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all depositary shares have been redeemed;

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there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

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each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and removal of depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of warrants

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares, common shares or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the form of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of copy of the warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

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the offering price;

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the number of warrants offered;

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the securities underlying the warrants;

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the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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the date on which the warrants will expire;

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federal income tax consequences;

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the rights, if any, we have to redeem the warrant;

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the name of the warrant agent; and

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the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

Description of trust preferred securities and trust guarantee

Trust preferred securities

If and when trust preferred securities are issued by a SNH Capital Trust, its declaration of trust will be replaced by an amended and restated trust agreement which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated trust agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the material terms of the trust preferred securities and the trust agreement of each SNH Capital Trust. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of amended and restated trust agreement which we have filed as an exhibit to the registration statement of which this prospectus is part. Each SNH Capital Trust will file any final amended and restated trust agreement if it issues trust preferred securities. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

The trust agreement of each SNH Capital Trust will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

The trust preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939, as amended. A prospectus supplement will describe the specific terms of the trust preferred securities that a SNH Capital Trust is offering, including:

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the distinctive designation of trust preferred securities;

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the number of trust preferred securities issued by the SNH Capital Trust;

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the annual distribution rate, or method of determining the rate, for trust preferred securities and the date(s) upon which distributions will be payable;

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whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date(s) from which distributions on trust preferred securities will be cumulative;

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the amount or amounts that will be paid out of the assets of the SNH Capital Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of that SNH Capital Trust;

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any terms and conditions under which trust preferred securities may be converted into our shares of beneficial interest, including the conversion price per share and any circumstances under which the conversion right will expire;

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any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities;

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any obligation of the SNH Capital Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

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any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

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any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

Under the trust agreement, the Property Trustee will own a series of our debt securities purchased by the SNH Capital Trust for the benefit of the holders of its trust preferred securities and the trust common securities. The payment of distributions out of money held by the SNH Capital Trusts, and payments upon redemption of trust preferred securities or liquidation of the SNH Capital Trusts, will be guaranteed by us to the extent described under "Trust guarantee." The debt securities purchased by a SNH Capital Trust may be senior or subordinated and may be convertible, as described in the applicable prospectus supplement.

Certain United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, each SNH Capital Trust will also issue one series of trust common securities. The trust agreement will authorize the trustees, other than the Property Trustee, of the SNH Capital Trust to issue on behalf of the SNH Capital Trust one series of trust common securities having such terms as will be set forth in the trust agreement. These terms will include distributions, conversion, redemption, voting, liquidation rights and any restrictions as may be contained in the trust agreement.

Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank on parity with, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the holders of the trust common securities will also have the right to vote and appoint, remove or replace any of the trustees of the SNH Capital Trust. All of the trust common securities of each SNH Capital Trust will be directly or indirectly owned by us.

Trust guarantee

We will execute and deliver a guarantee concurrently with the issuance by each SNH Capital Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of our guarantee and the summary below. The following summary of our guarantee is not complete. For more information, you should refer to the full text of our guarantee, including the definitions of the terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the guarantee by the Trust Indenture Act of 1939, as amended. The form of trust guarantee is filed as an exhibit to this registration statement of which this prospectus is a part.

General.    We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the guaranteed payments, except to the extent paid by the SNH Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the SNH Capital Trust may have or assert. The following payments, to the extent not paid by the SNH Capital Trust, will be subject to our guarantee:

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any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the SNH Capital Trust has funds legally available therefor;

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the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the SNH Capital Trust; and

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upon a liquidation of a SNH Capital Trust, other than in connection with the distribution of our subordinated debt securities to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by that SNH Capital Trust, the lesser of:

(1)
the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(2)
the amount of assets of the SNH Capital Trust remaining available for distribution to holders of trust preferred securities in liquidation of that SNH Capital Trust.

Our obligation to make a guarantee payment may be satisfied by the SNH Capital Trust's direct payment of the required amounts to the holders of trust preferred securities or by causing the SNH Capital Trust to pay the amount to the holders.

Amendment and Assignment.    Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding affected trust preferred securities. The manner of obtaining any approval of the holders will be described in our prospectus supplement. All guarantees and agreements contained in our guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

Termination.    Our guarantee will terminate:

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upon full payment of the redemption price of all related trust preferred securities;

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upon distribution of our debt securities held by the SNH Capital Trust to the holders of the trust preferred securities; or

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upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the SNH Capital Trust.

Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the guarantee. If the debt securities purchased by the SNH Capital Trust or our guarantee are subordinated, the applicable subordination provisions will provide that in the event payment is made on the subordinated debt securities or the subordinated guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of our senior debt securities.

Ranking of Our Guarantee.    Each guarantee may be our secured or unsecured obligation and may be senior or subordinated, as described in the applicable prospectus supplement. The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions, if any, and other terms of the guarantee.

Our guarantee will constitute a guarantee of payment and not of collection. The guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce our guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the affected trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of our guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under our guarantee, without first instituting a legal proceeding against the related SNH Capital Trust, or any other person or entity. Our guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the SNH Capital Trust, and by complete performance of all obligations under the guarantee.

Governing Law.    Our guarantee will be governed by and construed in accordance with the laws of the State of New York.

Description of certain provisions of Maryland law and of our declaration of trust and bylaws

We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

Our declaration of trust and bylaws provide that our board of trustees will establish the number of trustees. The number of trustees constituting our entire board of trustees may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance notice of trustee nominations and new business

Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is (i) a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) entitled to vote at the meeting and (iii) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and we make no public announcement of such action or do not specify the size of the increased board of trustees at least one hundred (100) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

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as to each person nominated for election or reelection as a trustee, (i) the nominee's name, age, business and residence addresses, (ii) the class and number of shares beneficially owned or owned of record by the nominee and (iii) all information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

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as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

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as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the number of our shares which (s)he or they own beneficially and of record.

Meetings of shareholders

Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Meetings of shareholders may be called only by our board of trustees.

Liability and indemnification of trustees and officers

To the maximum extent permitted by Maryland Law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our bylaws also obligate us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

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a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder liability

Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with affiliates

Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Voting by shareholders

Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote.

Restrictions on transfer of shares

Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, REIT Management & Research LLC or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

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the general reputation and moral character of the person requesting an exemption;

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whether the person's ownership of shares would be direct or through ownership attribution;

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whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

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whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

In addition, our board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

Within 20 days after receiving notice from us that its shares have been transferred to an excess share trust, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

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The prohibited owner will receive the lesser of:

(1)
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

(2)
the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

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Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

If, prior to our discovery that shares of beneficial interest have been transferred to the excess share trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the excess share trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by an excess share trustee, the prohibited owner must pay the excess to the excess share trustee upon demand.

Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

  (2)
  the market price on the date we or our designee accepts the offer.

We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code of 1986, as amended, or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business combinations

The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

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any person who beneficially owns 10% or more of the voting power of the trust's shares;

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an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust; or

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an affiliate of an interested shareholder.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

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the affirmative vote of at least 80% of the votes entitled to be cast; and

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the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the Maryland corporation statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland corporation statute described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control share acquisitions

The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval by virtue of a revocable proxy. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to the following:

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shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

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acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of beneficial interest from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to our declaration of trust, dissolution and mergers

Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-takeover effect of Maryland law and of our declaration of trust and bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

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the limitation on ownership and acquisition of more than 9.8% of our shares;

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the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

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the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

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the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

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the provision that only our board of trustees may call meetings of shareholders;

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the advance notice requirements for shareholder nominations for trustees and other proposals;

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the control share acquisitions provisions of Maryland law, if the applicable provisions in our bylaws are rescinded;

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the business combination provisions of Maryland law, if the applicable resolution of our board of trustees is rescinded or if our board of trustees' approval of a combination is not obtained; and

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the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

Plan of distribution

We and/or the SNH Capital Trusts may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

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the terms of the offering;

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the names of any underwriters or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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the net proceeds from the sale of the securities;

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any delayed delivery arrangements;

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any underwriting discounts, commissions and other items constituting underwriters' compensation;

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any initial public offering price; and

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any discounts or concessions allowed or reallowed or paid to dealers; and any commissions paid to agents.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities that we and/or the SNH Capital Trusts offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we and/or the SNH Capital Trusts sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

If dealers are used in the sale of securities, we and/or the SNH Capital Trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and/or the SNH Capital Trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and/or the SNH Capital Trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and/or the SNH Capital Trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we and/or the SNH Capital Trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We and/or the SNH Capital Trusts may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Validity of the offered securities

Sullivan & Worcester LLP, as to certain matters of New York law, and Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Barry M. Portnoy, a former partner of the firm of Sullivan & Worcester LLP, is one of our managing trustees, and he is a managing trustee of HRPT Properties Trust and Hospitality Properties Trust and a managing director of Five Star Quality Care, Inc. Mr. Portnoy is also a director and 50% owner of REIT Management & Research LLC, our investment manager, and a director of certain of our subsidiaries. Sullivan & Worcester LLP represents HRPT Properties Trust, Hospitality Properties Trust, Five Star Quality Care, Inc., REIT Management & Research LLC and certain of their affiliates. Ballard Spahr Andrews & Ingersoll, LLP is special Maryland counsel to HRPT Properties Trust, Hospitality Properties Trust and Five Star Quality Care, Inc.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP, independent auditors, have also audited the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.) included in our Current Report on Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.), are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

KPMG LLP, independent auditors, have audited the combined financial statements of forty-two facilities acquired by us from Integrated Health Services, Inc. included in our Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These combined financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent public accountants, have audited the consolidated financial statements of CSL Group, Inc. and subsidiaries (a business unit wholly owned by Crestline Capital Corporation) as partitioned for sale to SNH/CSL Properties Trust included in our Current Report on Form 8-K dated September 21, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving their report.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

Documents incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

The following documents are hereby incorporated by reference into this prospectus and specifically made a part hereof:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

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our Current Reports on Form 8-K dated January 30, 2001, as amended, May 16, 2001, June 11, 2001, June 18, 2001, June 27, 2001, August 9, 2001, September 21, 2001, October 3, 2001, as amended, November 5, 2001, December 6, 2001, December 13, 2001, December 18, 2001, December 20, 2001 and December 31, 2001; and

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the description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

All filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination or completion of any offering of offered securities, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 796-8350, Attention: Investor Relations.

THE ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

$150,000,000

7 7/8% Senior Notes due 2015

PROSPECTUS SUPPLEMENT
April 11, 2003

UBS Warburg

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Senior Housing Properties Trust
SNH Capital Trusts
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